WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC
333 Market Street, 29th Floor
MAC A0119-291
San Francisco, CA  94105

May 25, 2010

WELLS FARGO MULT-STRATEGY 100 FUND A, LLC
c/o Wells Fargo Alternative Asset Management, LLC
333 Market Street, 29th Floor
MAC A0119-291
San Francisco, CA  94105

Re:           Expense Limitation Agreement

With reference to the Services Agreement dated as of June 1, 2010 by and among Wells Fargo Alternative Asset Management LLC (the “Advisor”), Wells Fargo Multi-Strategy 100 Fund A, LLC (the “Fund”) and Wells Fargo Multi-Strategy 100 TEI Fund A, LLC, and the Investor Services Agreement dated as of June 1, 2010, between the Advisor and the Fund, we hereby agree as follows:

1.           Through the later of (i) June 30, 2011, and (ii) twelve months from the date the Fund commences operations, the Advisor agrees to waive its fees and/or reimburse the Fund for its expenses to the extent necessary to limit the total annualized expenses of the Fund (excluding the Fund’s pro rata share of the direct and indirect expenses of the Wells Fargo Multi-Strategy 100 Master Fund, LLC (the “Master Fund”), borrowing and other investment-related costs and fees, taxes, litigation and indemnification expenses, judgments and other extraordinary expenses not incurred in the ordinary course of the Fund’s business) to 2.65% annually of the Fund’s average net assets.

2.           The Advisor shall be permitted to recover fees and expenses it has waived or borne subsequent to the effective date of this agreement (whether through reduction of its fees or otherwise) in later periods to the extent that the Fund's expenses fall below the annual rate set forth in any then-applicable expense limitation agreement; provided, however, that the Fund is not obligated to pay any such deferred fees or expenses more than three years after the end of the fiscal year in which the fee or expense was deferred.

3.           During the periods covered by this letter agreement, the expense limitation arrangement set forth above may only be modified by a majority vote of the "non-interested" managers of the Fund (as defined under the Investment Company act of 1940, as amended (the "1940 Act").

4.           We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statement on Form N-2 for the Fund with the Securities and Exchange Commission, in accruing the Fund's expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-2 and/or the 1940 Act, and expressly permit you to do so.

Very truly yours,

WELLS FARGO ALTERNATIVE ASSET MANAGEMENT, LLC

By:	/s/ Daniel J. Rauchle
Name: Daniel J. Rauchle
Title: President

ACCEPTED AND AGREED TO ON BEHALF OF:

WELLS FARGO MULT-STRATEGY 100 FUND A, LLC

By:	/s/ Daniel J. Rauchle
Name: Daniel J. Rauchle
Title: President